Exhibit 10.1

USCF FUNDS TRUST

PLAN OF LIQUIDATION AND TERMINATION

of the

United States 3x Oil Fund

United States 3x Short Oil Fund

This Plan of Liquidation and Termination (this “Plan”) is made by USCF Funds Trust (the “Trust”), a Delaware statutory trust, with respect to two of its series: (1) the United States 3x Oil Fund (“USOU”) and the United States 3x Short Oil Fund (“USOD,” and together, the “Funds”). The Funds were created pursuant to Article IV, Section 4.2 of the Trust’s Amended and Restated Declaration of Trust, dated as of June 23, 2017 (the “Declaration of Trust”). The Trust was established pursuant to Chapter 38 of Title 12 of the Delaware Code entitled “Treatment of Delaware Statutory Trusts,” which sets forth requirements for establishing or terminating series of a trust established thereunder (the “Delaware Trust Statute”).

RECITALS

A. Pursuant to Article XIV, Section 14.1 of the Declaration of Trust, the Trust’s sponsor (the “Sponsor”) shall dissolve any series of the Trust if the Sponsor, in its sole discretion, determines that the series’ aggregate net assets in relation to the operating expenses of such series make it unreasonable or imprudent to continue the business of the series.

B. Pursuant to Article XIV, Section 14.2 of the Declaration of Trust, upon dissolution of a series of the Trust in accordance with Section 3808(e) or (g), as applicable, of the Delaware Trust Statute, the business and affairs of the series shall be wound up and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors in satisfaction of liabilities of the series, and (b) to the series shareholders.

C. The Sponsor has determined that the aggregate net assets of each of the Funds in relation to the operating expenses of such Fund make it unreasonable or imprudent to continue the business of such Fund.

D. Based on the provisions of the Declaration of Trust and the determinations of the Sponsor set forth in the recitals above, the Sponsor has adopted this Plan with respect to each of the Funds.

E. Each of the Funds is treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes.

PROVISIONS

This Plan, as set forth below, shall be effective on a date determined by the officers of the Sponsor following the adoption of this Plan by the Sponsor.

ARTICLE 1. Liquidation and Termination; Sponsor’ Powers

(a)       USOU and USOD shall be liquidated, and the affairs of the Funds shall be wound up, on such date as the Sponsor, with the advice of counsel, may determine. The liquidation date for each of the Funds shall be December 18, 2019 (the “Liquidation Date”) and the proceeds of the liquidation are scheduled to be sent to shareholders on or about December 19, 2019.

(b)       Following the Liquidation Date for the Funds, all powers of the Sponsor under the Declaration of Trust shall continue with respect to each of the Funds.

ARTICLE 2. Filings with Governmental Authorities

The appropriate officers of the Sponsor shall be authorized to (a) file with the SEC and National Futures Association any supplement and/or regulatory filing in connection with the implementation of this Plan and the transactions contemplated hereby, (b) file for and obtain any necessary tax clearance certificates and/or other documents required from the State of Delaware and any other applicable governmental authority for each of the Funds, (c) timely file any other documents required by any such authority, including a final Internal Revenue Service Form 1065 (U.S. Return of Partnership Income), and (d) make any other filings the appropriate officers determine, in their sole discretion, are required.

ARTICLE 3. Sales, Redemptions, and Trading Before Liquidation Date

As of the close of regular trading on the NYSE Arca, Inc. (“NYSE Arca”), on December 12, 2019, USOU and USOD will no longer accept orders for baskets (as such terms are defined in such Fund’s prospectus) from authorized participants. Trading in the shares of USOU and USOD on the NYSE Arca will be suspended prior to the open of market on December 13, 2019 and beginning on that date, there can be no assurance that there will be a secondary market for the shares. The shareholders of USOU and USOD may sell their holdings before December 12, 2019 and customary brokerage charges may apply to such transactions.

On or about December 12, 2019, each of the Funds will begin the process of liquidating its portfolio. As a result, the cash holdings of each of the Funds will increase, and the Funds will no longer be managed in accordance with its investment objective.

The liquidation date for USOU and USOD will be December 18, 2019 and the proceeds of the liquidation are scheduled to be sent to shareholders of USOU and USOD on or about December 19, 2019.

These distributions to shareholders will be treated as liquidating distributions for U.S. federal income tax purposes and shareholders are encouraged to consult their own tax advisors concerning the impact of the liquidation of the Funds in light of their own unique circumstances.

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ARTICLE 4. Liquidation Procedures

(a)       The officers of the Sponsor shall cause to be prepared and published via press release, and posted on the Sponsor’s website, notice informing the shareholders of each of the Funds of the adoption of this Plan and containing such other information as such officers shall find necessary or desirable.

(b)       In connection with the liquidation, each of USOU and USOD shall (1) sell all of its respective assets for cash, convert them to cash equivalents, or permit them to mature, and apply the same to the payment of all known or reasonably ascertainable debts, obligations, and other liabilities of such Fund incurred or expected to be incurred prior to such Fund’s Liquidation Date, including necessary expenses of such Fund’s liquidation and termination, and (2) obtain such releases, indemnities, refunding, and other agreements as the Sponsor deems necessary for the protection of the Trust and the shareholders of each Fund.

(c)       The assets of each Fund remaining after payment of (or reservation of amounts to pay) such Fund’s liabilities pursuant to (a) above (the “Net Assets”) will be distributed in a single cash payment (the “Liquidating Distribution”) ratably among the shareholders of record of such Fund as of the Liquidation Date. For purposes of each Fund’s Liquidating Distribution, shares of such Fund will be individually redeemable by the Trust and its agents. The Liquidating Distribution for each Fund will be made promptly after the Liquidation Date. Should any assets of such Fund not be distributed in the Liquidating Distribution, or should additional assets attributable to such Fund come into the possession of the Trust in the future, the Trust shall, to the extent reasonably practicable, take steps to distribute such assets to shareholders of such Fund as of the Liquidation Date.

(d)       If one or more shareholder(s) of USOU or USOD to whom one or more distributions pursuant to paragraph (c) are payable cannot be located, a trust may be created with a financial institution in the name and on behalf of such Fund and, subject to applicable abandoned property laws, any remaining assets of such Fund may be deposited in such trust for the benefit of such shareholder(s). The expenses of any such trust shall be charged against the assets therein. The Trust is under no obligation to establish such a trust.

ARTICLE 5. Amendment of this Plan

The officers of the Sponsor, acting on behalf of the Sponsor, may authorize variations from, or amendments to, the provisions of this Plan that are deemed necessary or appropriate to effect such distribution(s) and the liquidation and termination of USOU and USOD.

ARTICLE 6. Expenses

Except as provided in Article 3, paragraph (d), the Funds, or the Sponsor on behalf of the Funds, shall bear the expenses incurred in connection with carrying out this Plan applicable to the Funds, including the cost of liquidating its assets and terminating its existence.

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ARTICLE 7. Power of the Sponsor and its Officers

The Sponsor and the appropriate officers of the Sponsor shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers that may be necessary or appropriate to implement the Plan or that may be required by any applicable laws.

IN WITNESS HEREOF, the undersigned has executed this Plan and Liquidation and Termination as of this 20th day of November, 2019.

USCF FUNDS TRUST

By United States Commodity Funds LLC,
as Sponsor

By:	/s/ John P. Love
Name:	John P. Love
Title:	President and Chief Executive Officer

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